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                                                                   Exhibit 10.2

                       COLLABORATION AND LICENSE AGREEMENT

                  THIS AGREEMENT (this "Agreement"), effective as of October 31, 2000 (the "Effective Date"), is between DYAX CORP., a Delaware corporation, having a principal place of business at One Kendall Square, Bldg. 600, Cambridge, Massachusetts 02139 ("Dyax"); and BRACCO HOLDING, B.V., a Netherlands corporation, having its principal place of business at Strawinskylaan 3051, 1077 ZX Amsterdam, and BRACCO INTERNATIONAL, B.V., a Netherlands corporation, having its principal place of business at Strawinskylaan 3051, 1077 ZX Amsterdam ("Bracco"). The parties hereby agree as follows:

                                    RECITALS

                  WHEREAS, Dyax possesses intellectual property, display technology and expertise relating to the discovery of proteins, peptides and antibodies and other compounds having novel binding properties for therapeutic, diagnostic and other uses;

                  WHEREAS, Bracco possesses intellectual property, technology and expertise relating to the research, development and commercialization of diagnostic imaging products and radiopharmaceuticals;

                  WHEREAS, the parties wish to collaborate and cooperate using their respective technologies and expertise to discover and develop product candidates for use in diagnostic imaging and certain therapeutic fields under the terms and conditions hereof.

                  NOW, THEREFORE, in consideration of the foregoing and the covenants and premises contained in this Agreement, the parties hereto hereby agree as follows:

                             ARTICLE 1. DEFINITIONS

For purposes of this Agreement, the terms defined in this Article shall have the meanings specified below. These terms are intended to encompass both the singular and plural forms.

         1.1. "Affiliate" shall mean a corporation or other legal entity that controls, is controlled by, or is under common control with such party. For purposes of this definition, "control" means the ownership, directly or indirectly, of more than fifty percent (50%) of the outstanding equity securities of a corporation which are entitled to vote in the election of directors or a more than fifty percent (50%) interest in the net assets or profits of an entity which is not a corporation.

          1.2. "Bracco" shall mean Bracco identified as a party above and any Affiliate.

         1.3. "Bracco Carrier" shall mean any chelates for radiodiagnostic metals (such as (99m)Tc), chelates for radiotherapeutic metals (such as (90Y)) and ultrasound gas vesicles, lipid

                           CONFIDENTIAL - DYAX CORP.
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vesicles and liposomes, polymer capsules and particles that are proprietary to
Bracco and associated Patent Rights, representative examples of which are set forth in Attachment A.

         1.4. "Bracco Imaging Chelate" shall mean the proprietary chelates of Bracco and associated Patent Rights to which Dyax will be granted a license to use in accordance with Section 4.8b and any Bracco Improvements.

         1.5. "Bracco Improvements" shall mean any improvements to any Bracco Carrier, including to any Bracco Imaging Chelate made by Bracco or Dyax at any time during the term of this Agreement and any Patent Rights covering any inventions resulting from such improvements.

         1.6. "Bracco Leads" shall mean any peptide, protein or antibody molecule and the sequence contained therein and derivatives thereof discovered by Bracco after the Research Term using any of the Dyax Technology or Dyax Improvements and associated Patent Rights.

         1.7. "Bracco Net Revenues" shall mean all payments received by Bracco from any third party, (other than a distributor with whom Bracco has a normal distribution agreement in effect i.e. Bracco BykGulden and Bracco Eisai), whether cash or other consideration, from the license or sublicense of a Licensed Product, less any payments made to reimburse Bracco for actual costs incurred.

         1.8. "Bracco Net Sales" shall mean the amounts invoiced on the sales of each Licensed Product by Bracco and its distributors to independent, unrelated third parties in bona fide arms' length transactions, less the following deductions properly documented actually allowed and taken by such third parties:
(a) trade, cash and quantity discounts, including charge backs; (b) taxes on sales (such as sales or use taxes) to the extent added to the sales price and set forth separately as such in the total amount invoiced; (c) freight, insurance and other transportation charges to the extent added to the sales prices and set forth separately as such in the total amount invoiced; (d) amounts repaid or credited by reason of rejections, defects or returns, or because of retroactive price reductions, or due to governmental laws or regulations requiring rebates; (e) import duties.

         1.9. "Bracco Project" shall mean any project commenced by Bracco after the Research Term using Dyax Technology or Dyax Leads.

         1.10. "Bracco Therapeutics Field" shall mean IN VIVO treatment of human disease either by (a) radiotherapy that uses a targeting agent to deliver a radioactive isotope coupled with a Bracco Carrier or (b) by targeted delivery of a drug (other than one arising out of a Dyax Lead, Collaboration Lead or Bracco
Lead) that incorporates a Bracco Carrier.

         1.11. "Collaboration" shall mean any research, development or other activities conducted by Dyax during the Research Term pursuant to any Collaboration Project and any research, development, commercialization, marketing or other activities conducted by Bracco during or after the Research Term pursuant to a Collaboration Project.


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         1.12. "Collaboration Field" shall mean collectively the Diagnostic
Imaging Field and the Bracco Therapeutics Field.

         1.13. "Collaboration Leads" shall mean any peptide, protein or antibody molecule and the sequence contained therein and derivatives thereof, resulting from or pertaining to any Collaboration Project commenced during the Research Term and that exist at the time of termination of the Research Term and associated Patent Rights, other than Dyax Leads.

         1.14. "Collaboration Project" shall mean any project approved as such by the Steering Committee during the Research Term.

         1.15. "Competing Product" shall mean any product in the Diagnostic Imaging Field that, if developed, is intended to detect the same disease or condition in the same patient population as: (i) a then existing commercial Bracco product in the Diagnostic Imaging Field, or (ii) a Bracco product in the Diagnostic Imaging Field that is under Formal Development, either within or outside of the Collaboration, or under a Bracco Project, or with a third party, or (iii) a product in the Diagnostic Imaging Field arising from a Collaboration Project.

         1.16. "Collaboration Results" shall mean any Collaboration Leads and other materials, information, data, and know-how, whether or not patentable, that result from any Collaboration Project that is useful by Bracco in the Collaboration Field or by Dyax in all fields except the Collaboration Field, and any Patent Rights covering inventions resulting from such Collaboration Project, excluding Dyax Technology and Dyax Improvements and Barriers Carrier and Bracco Improvements.

         1.17. "Confidential Information" shall mean any scientific, technical, trade or business information which is disclosed verbally, in writing or other tangible form by one party to the other party and is identified as confidential at the time of disclosure. "Confidential Information" does not include information which (a) was known to the receiving party at the time it was disclosed, other than by previous disclosure by the disclosing party, as evidenced by written records at the time of disclosure: (b) at the time of disclosure or later becomes publicly known under circumstances involving no breach of this Agreement; (c) is lawfully and in good faith made available to the receiving party by a third party who did not derive it from the disclosing party and who imposes no obligation of confidence on the receiving party; (d) is developed by the receiving party independent of any disclosure by the disclosing party, as evidenced by the receiving party's written records; or (e) is required by law or regulation to be disclosed.

         1.18. "Diagnostic Imaging Field" shall mean any IN VIVO use in medical imaging, including radiopharmaceutical, ultrasound, MRI and X ray and light imaging.

          1.19. "Dyax" shall mean Dyax identified as a party above and any Affiliate.

         1.20. "Dyax Chelated Product" shall mean a Dyax product that was developed using any Bracco Imaging Chelate for which Dyax is obligated to pay Bracco royalties in connection with the license to the Bracco Imaging Chelates granted in Sections 4.8b.


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         1.21. "Dyax Improvements" shall mean any improvement to the Dyax
Technology made by Dyax during the Research Term or by Bracco at any time during the Collaboration or when Bracco is licensed to use the Dyax Technology, *****

         1.22. "Dyax Leads" shall mean any peptide, protein or antibody molecules existing as of the Effective Date as set forth in Attachment B and any peptide, protein or antibody molecules that Dyax thereafter owns or controls and has the right to grant licenses in the Diagnostic Imaging Field after the Effective Date for so long as Bracco maintains the exclusive license to the Dyax Technology in the Diagnostic Imaging Field pursuant to Section 4.1a; and any data, know-how, inventions and Patent Rights pertaining to such Dyax Leads. Dyax Leads shall not include any Collaboration Leads. All derivatives of Dyax Leads whether derived, generated or discovered by Dyax or Bracco shall be deemed Dyax Leads for purposes of this definition. During the Collaboration period, Attachment B, from time to time but at least quarterly will be updated to include any new Dyax Lead.

         1.23. "Dyax Net Sales" shall mean the amounts invoiced on the sales of each Dyax Chelated Product by Dyax its licensees, sublicensees and distributors to independent, unrelated third parties in bona fide arms' length transactions, less the following deductions properly documented actually allowed and taken by such third parties: (a) trade, cash and quantity discounts, including charge backs; (b) taxes on sales (such as sales or use taxes) to the extent added to the sales price and set forth separately as such in the total amount invoiced;
(c) freight, insurance and other transportation charges to the extent added to the sales prices and set forth separately as such in the total amount invoiced;
(d) amounts repaid or credited by reason of rejections, defects or returns, or because of retroactive price reductions, or due to governmental laws or regulations requiring rebates; (e) import duties;

         1.24. "Dyax Technology" shall mean collectively any proprietary peptide, protein and antibody library technology and/or all related materials, data, know-how, inventions and Patent Rights that Dyax owns or controls and has the right to grant licenses to in the Diagnostic Imaging Field existing or arising during and through the Research Term.

         1.25. "Existing Agreements" shall mean any agreement as well as signed term sheet between Dyax and a third party whose effects apply also to the Diagnostic Imaging Field existing as of the Effective Date, a list of which is attached as Schedule C.

         1.26. "Formal Development" shall mean the formal management decision by Bracco, its licensees or sublicensees to advance one or more Dyax Leads, Collaboration Leads or Bracco Leads for the same Target or another Target within the same Collaboration Project or within the same Bracco Project in a single licensed field to human testing.

         1.27. "Licensed Product" shall mean any product that consists of, includes or was derived from any Dyax Lead, Collaboration Lead or Bracco Lead for which Formal Development has commenced or which arose out of a Collaboration Project pursuant to Section 4.4.


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         1.28. "Other Therapeutics Field" shall mean all human therapeutic and prophylactic uses, excluding the Bracco Therapeutics Field.

         1.29. "Patent Rights" shall mean patent applications or patents, author certificates, inventor certificates, utility certificates, improvement patents, and models and certificates of addition, and all foreign counterparts of them and includes divisions, renewals, continuations, continuations-in-part, extensions, reissues, substitutions, confirmations, registrations, revalidations, or additions of or to them as well as any supplementary protection certificate or any other post patent expiration extension of patent protection in respect to them.

         1.30. "Research Term" shall mean the term during which Dyax performs funded research for Bracco that begins on the Effective Date and will end in accordance with Section 12.1.

         1.31. "Target" shall mean a biological entity to which the Dyax Technology is applied with the aim of obtaining a Dyax Lead, Collaboration Lead or Bracco Lead.


              ARTICLE 2. SCOPE AND MANAGEMENT OF THE COLLABORATION

         2.1.     Scope of Collaboration.

                  a. Goals of the Collaboration. The purpose of the Collaboration is to use the Dyax Technology to advance the discovery, development and commercialization of Dyax Leads and Collaboration Leads in the Diagnostic Imaging Field which will be accomplished through Collaboration Projects that will be submitted by the parties either jointly or individually to the Steering Committee during the Research Term for consideration and approval. After the Research Term expires, the Collaboration will continue with the Collaboration Projects and Bracco may use Collaboration Projects to advance the discovery, development and commercialization of Collaboration Leads and Dyax Leads in the Diagnostic Imaging Field. To further the purpose of the Collaboration, the parties have established the following Collaboration Goals:
*****

                  b. Collaboration Projects. Each Collaboration Project will involve specific Targets that must be approved by the Steering Committee. If Bracco has selected a Target for the Diagnostic Imaging Field, Dyax may only withhold approval for the Diagnostic Imaging Field if Dyax is prevented by an Existing Agreement from using Dyax Technology. With respect to the Bracco Therapeutics Field, Dyax may only withhold approval if Dyax has a program in the Other Therapeutics Field, or if any third party rights arising from an Existing Agreement limit the use of the Target in the Bracco Therapeutic Field. Once a Target has been identified, it shall be the responsibility of the Steering Committee to determine the details of each Collaboration Project, to cause appropriate intellectual property searches to be conducted with regard to the applicable Targets, and to conduct or cause others to conduct appropriate evaluations to determine the technical and commercial feasibility of each Collaboration Project. During the Research Term, Dyax and Bracco, either together or individually, will seek to


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identify Collaboration Leads to the Target. The parties will then continue to use Collaboration Projects to develop, evaluate and advance Collaboration Leads and Licensed Products.

                  c. Dyax Role during the Research Term. During the Research Term, Dyax will assign a ***** Dyax full time equivalent employees ("FTE"s) (including space and material supplies for such FTEs) to provide research and technology transfer in connection with Collaboration Projects. The parties envision that the Dyax FTEs will be used in Collaboration Projects during the Research Term: (1) to optimize and develop Dyax Leads; (2) to screen the Dyax libraries to identify and optimize Collaboration Leads for IN VIVO diagnostic Targets; (3) to build and screen custom libraries as may be necessary; (4) to provide training and assistance to designated Bracco scientists on the use of Dyax Technology; (5) to extend work on Dyax Leads or Collaboration Leads to the Bracco Therapeutics Field in accordance with any extension of Bracco's license rights. At any time during the Research Term with 90 days notice to Dyax, Bracco may request that Dyax increase the number of assigned Dyax FTEs. During the Research Term, any research and development performed by Dyax using the Dyax FTEs shall be conducted as part of a Collaboration Project.

                  d. The Collaboration after the Research Term. After the Research Term expires, for so long as the licenses in Section 4.1 remain in effect, and subject to the requirements of Section 5.1, 5.2 and 5.3, Bracco will continue to advance the discovery, development and commercialization of the Collaboration Projects. After the Research Term expires, the Steering Committee will continue to oversee Collaboration Projects, will administer the carve out provisions for Dyax Leads and Collaboration Leads as set forth in Sections 5.2 and 5.3, administer other contract provisions and coordinate intellectual property matters.

                  e. Bracco Reporting Obligations for Collaboration Projects. During and after the Research Term expires, Bracco shall provide Dyax through the Steering Committee with detailed written reports on a quarterly basis of its development and commercialization efforts which shall include the description of the activities performed and the amounts invested by Bracco in each Collaboration Project.

                  f. After Formal Development. Once Formal Development begins, Bracco will continue to provide the Steering Committee with detailed written reports on a quarterly basis of its development and commercialization efforts with regard to any Licensed Products; provided, however, Bracco will be solely and exclusively responsible for decision making concerning the development and commercialization of such Licensed Products.

         2.2. The Steering Committee. This Collaboration shall be managed by a Steering Committee, which shall be composed of two (2) representatives appointed by Dyax and two (2) representatives appointed by Bracco. Such representatives will be senior managers of their respective companies. The Steering Committee shall hold its first meeting within 30 days of the Effective Date and will thereafter meet as needed but not less than once each calendar quarter. Such meetings shall be at times and places or in such form (e.g., telephone or video conference) as the members of the Steering Committee shall agree. A party may change one or more of its


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representatives to the Steering Committee at any time. Members of the Steering
Committee may be represented at any meeting by another member of the Steering Committee or by a deputy. Representatives of either Dyax and Bracco who are not members of the Steering Committee may attend meetings of the Steering Committee as agreed to by the representative members of the other party. At or before the commencement of each meeting, the Steering Committee shall appoint one of its members to act as secretary for such meeting or shall arrange for a person to be present in such capacity. The Steering Committee shall keep accurate minutes of its deliberations and shall record all proposed decisions and all actions recommended or taken. The person acting as the secretary shall be responsible for the preparation of draft minutes. Draft minutes shall be sent to all members of the Steering Committee within ten (10) working days after each meeting and shall be approved, if appropriate, at the next meeting. All records of the Steering Committee shall at all times be available to both parties.

          2.3. Functions of the Steering Committee.

                  a. The Steering Committee shall perform the following functions: (i) determine the overall strategy for the Collaboration in the manner contemplated by this Agreement and the scope of the Collaboration as set forth in Section 2.1 hereof (ii) consider, review and approve Collaboration Projects acceptable to Bracco (c) oversee the use of the Dyax assigned staff
(FTEs) and coordinate the activities of the parties hereunder (d) settle disputes or disagreements that are unresolved with the Collaboration Leaders or any Collaboration Project Team; and (e) and perform such other functions as appropriate to further the purposes of this Agreement and the scope of the Collaboration.

                  b. Bracco and Dyax both recognize that in the spirit of making the Collaboration successful, the Steering Committee shall attempt to make all approvals, determinations and other actions by unanimous consent of the members of the Steering Committee and the parties will use reasonable efforts to reach such unanimous consent. *****

         2.4. Collaboration Leaders and Collaboration Project Teams. Each party shall appoint a Collaboration Leader to oversee all of the Collaboration Projects. The Dyax Collaboration Leader shall be responsible for coordinating the assigned Dyax FTEs during the Research Term and monitoring the compliance with the indications, guidance and direction provided for by the Steering Committee. At least once a month, the Collaboration Leaders shall meet in person or by conference call to discuss the progress made with respect to each of the Collaboration Projects. During the Research Term, each Collaboration Project shall have a Collaboration Project Team appointed by the Collaboration Leaders in consultation with the Steering Committee. The Collaboration Project Team for each Collaboration Project shall prepare a work plan for the Collaboration Project, which shall be presented to the Steering Committee through the Collaboration Leaders. The Collaboration Leaders may appoint a Project Manager for any Collaboration Project who shall be part of the Collaboration Project Team. For each Collaboration Project started during the Research Term, within thirty (30) days following the end of each calendar quarter, the Collaboration Project Team shall provide the Collaboration Leaders with a reasonably detailed written report describing the progress to date of the Collaboration


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Project and shall update the work plan. The progress reports and updated work plans shall be submitted to the Steering Committee. After the Research Term expires, the Collaboration Leaders will continue to meet monthly to discuss the progress of any Collaboration Projects.

         2.5 Technology Transfer. During the Research Term, Dyax shall transfer to Bracco mutually agreed upon Dyax Technology and shall provide Bracco with training on the use of the Dyax Technology at agreed upon dates and locations. Dyax libraries shall be provided as sample aliquots sufficient for several screens and for Bracco to amplify such aliquots to make further samples. The time involved for training and the preparation of any Dyax Technology for transfer in accordance with this Section 2.5 shall be part of the FTEs assigned to Bracco.

               ARTICLE 3. SCOPE AND MANAGEMENT OF BRACCO PROJECTS

         3.1. Bracco Projects while Bracco is Dyax's Exclusive Licensee in the Diagnostic Imaging Field.

                  a. After the Research Term, should Bracco wish to perform any research and development using the Dyax Technology that is unrelated to a Collaboration Project, while the exclusive license rights to the Dyax Technology and the Dyax Leads in the Diagnostic Imaging Field granted in Section 4.1 remain in effect, Bracco shall do so pursuant to Bracco Projects. Bracco shall also use Bracco Projects to advance the discovery, development and commercialization of Dyax Leads or Bracco Leads in the Diagnostic Imaging Field .

                  b. Prior to commencing a Bracco Project, Bracco shall first seek approval from Dyax of the applicable Targets which approval may only be withheld for the Diagnostic Imaging Field if Dyax is prevented by an Existing Agreement from using Dyax Technology as provided in Section 2.1b. After Target approval, Bracco will provide the Steering Committee with a reasonable detailed description of the Bracco Project, including an outline of the development plan, an estimate of the investments contemplated and the timing envisioned for starting Formal Development. Bracco will continue to keep the Steering Committee informed in writing on a quarterly basis on the progress of each Bracco Project and shall keep the Steering Committee updated with regard to the development and commercialization of Bracco Leads and of any Dyax Leads.

                  c. After Formal Development. Once Formal Development begins, Bracco will continue to provide the Steering Committee with detailed written reports on a quarterly basis of its development and commercialization efforts with regard to any Licensed Products; provided, however, Bracco will be solely and exclusively responsible for decision making concerning the development and commercialization of such Licensed Products.

         3.2. Bracco Projects Should Bracco's License in the Diagnostic Imaging Field Become Non-Exclusive. Should Bracco's license rights to the Dyax Technology in the Diagnostic Imaging Field become non-exclusive, to the extent Bracco continues to use the Dyax Technology, Bracco shall do so pursuant to a Bracco Project for which Bracco will provide written reports to the Steering Committee on a quarterly basis as to the progress of each Bracco Project and the status of the advancement, research, discovery and commercialization of Bracco


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Leads or for any Dyax Leads which were part of a Bracco Project commenced during exclusivity.

                      ARTICLE 4. LICENSE GRANTS AND OPTIONS

         4.1. Licenses in the Diagnostic Imaging Field.

                  a. License to Dyax Technology. Subject to Section 4.6, Dyax hereby grants to Bracco an exclusive worldwide license to use the Dyax Technology and Dyax Improvements pursuant to a Collaboration Project and/or a Bracco Project to research, develop, make and use Dyax Leads, Collaboration Leads and Bracco Leads in the Diagnostic Imaging Field and to use in connection with the applicable Collaboration Project and/or Bracco Project the Dyax Technology, Dyax Improvements and Collaboration Results to research, develop and make Licensed Products in the Diagnostic Imaging Field from such Dyax Leads, Collaboration Leads and Bracco Leads. Bracco may not sublicense the license rights granted herein to the Dyax Technology and Dyax Improvements. The licenses granted to Bracco in Section 4.1 to the Dyax Technology in the Diagnostic Imaging Field shall be exclusive during the Research Term and thereafter so long as Bracco meets the exclusivity maintenance requirement set forth in Section 6.2.

                  b. Bracco acknowledges the possible limitations on the license rights granted herein as provided for the in the Existing Agreements.

                  c. License to Dyax Leads, Collaboration Leads and Bracco Leads. Subject to Section 4.6, Dyax grants to Bracco an exclusive worldwide license, with the right to grant sublicenses, to use the Dyax Leads, Collaboration Leads and Bracco Leads and Collaboration Results pursuant to a Collaboration Project or a Bracco Project to research, develop, make, have made, use, import and have sold Licensed Products in the Diagnostic Imaging Field.

         4.2. Option in the Bracco Therapeutics Field.

                  a. License Option. With regard to any Dyax Lead for which a Collaboration Project exists and for any Collaboration Lead or Bracco Lead, Bracco may extend the license rights granted pursuant to paragraph 4.1 to the exclusive use of such lead to research, develop, make, have made, use, import and have sold Licensed Products in the Bracco Therapeutics Field and will have a non-exclusive license to use the Dyax Technology in the Bracco Therapeutics Field in connection therewith; provided that such lead is not part of an active Dyax research and development program or that Dyax is not precluded from granting the license because of an agreement with a third party.

                  b. Exercise of Option. Bracco shall request to exercise the option set forth in paragraph a. of this Section 4.2, by providing written notice to the Steering Committee and to Dyax of the Dyax Lead, Collaboration Lead or Bracco Lead for which it seeks to exercise the option, including with such notice, a plan for the commercial development of such lead in the Bracco Therapeutics Field which plan, if the license is granted by Dyax, shall become part of the existing Collaboration Project pertaining to such lead. Within 30 days of receipt of Bracco's


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notice, the Steering Committee will meet to consider Bracco's request. Within 30 days of the meeting, Dyax shall provide a written response to Bracco, which will either include a grant by Dyax to Bracco of exclusive license rights to such Dyax Lead, Collaboration Lead or Bracco Lead and the specific Collaboration Results pertaining to such lead to research, develop, make, have made, use, import and have sold Licensed Products in the Bracco Therapeutics Field for the milestones and royalties payments set forth in Section 6.5 hereof, or designate the Dyax research and development program or agreement (within the bounds of any Dyax confidentiality obligations) that precludes the granting of the license to Bracco. The license shall only become effective upon receipt of the written grant by Dyax. A list of the Dyax Leads that are currently part of a research and development program or an agreement covering therapeutics are set forth on Attachment C. Dyax will update the list and provide a copy to the Steering Committee from time to time upon the Steering Committee's request.

         4.3. Other Therapeutics Field License Option. For so long as the licenses to the Collaboration Lead or Bracco Lead granted to Bracco in Section
4.1 in the Diagnostic Imaging Field remain exclusive, Bracco shall have an option to obtain a license from Dyax to the exclusive use of such Collaboration Lead or Bracco Lead in the Other Therapeutics Field, unless Dyax is precluded from granting the license by an agreement existing or in negotiation with a third party at the time that Bracco seeks to exercise the option. This option shall be in effect for a period of ***** from the date the Steering Committee first approves the applicable Collaboration Project in the case of a Collaboration Lead and for a period of ***** from the date of Bracco's submission to the Steering Committee of the Bracco Project that gave rise to the applicable Bracco Lead. Bracco may seek to exercise its option at any time before the expiration of the ***** option period. Bracco may exercise the option by giving written notice to Dyax and the Steering Committee within the applicable ***** time period, designating in such notice whether Bracco would prefer a worldwide license or a license for a specified geographical region, such as Europe. Within 30 days of receipt of Bracco's notice, the Steering Committee will meet to consider Bracco's request. Within 30 days of the meeting, Dyax will respond in writing to Bracco. The response shall include a grant of exclusive license rights from Dyax to Bracco to such Collaboration Lead or Bracco Lead, as the case may be, to research, develop, make, have made, use, import and have sold Licensed Products in the Other Therapeutics Field for the milestones and royalties payments set forth in Section 6.6, hereof or designate the agreement that precludes the granting of the license to Bracco. The response shall also designate whether the license will be worldwide or for a specified geographical region, should Dyax determine in its discretion that it wishes to retain any geographical rights. The license shall only become effective upon written grant by Dyax and payment by Bracco of $***** for worldwide rights or $***** per region for regional rights (Europe being a single region).

         4.4. Dyax Third Party Collaborators.

                  a. For so long as the licenses granted to Bracco in Section
4.1 in the Diagnostic Imaging Field remain exclusive, should a collaborator or a prospective third party collaborator of Dyax (other than Human Genome Sciences, Inc.) request a license to use any of the Dyax Technology for IN VIVO diagnostic uses of a target that are necessary for the successful

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commercialization of a therapeutic or prophylactic product that is for the same target in the Other Therapeutics Field, Dyax shall bring such request to the attention of the Steering Committee which shall convene a meeting within 30 days of the request to determine the suitability of the proposed third party use as a Collaboration Project intended to lead to a Licensed Product. Prior to the Steering Committee meeting, appropriate representatives of the parties shall discuss the prospective Collaboration Project with the third party and with each other for the purposes of assisting the Steering Committee in its determination. Within 30 days of the Steering Committee meeting, Bracco shall notify the Steering Committee if it wishes to enter into a Collaboration Project for the proposed third party use. Should Bracco not wish to enter into such a Collaboration Project, notwithstanding the licenses set forth in Section 4.1, Dyax may use the Dyax Technology to provide the IN VIVO diagnostic use contemplated by the proposed Collaboration Project to the third party or grant the third party an appropriate license to the Dyax Technology for such in vivo diagnostic use provided that such use will not involve a Competing Product.

         4.5. Notification Rights in the Other Therapeutics Field. For so long as the exclusivity remains in full force, should Dyax decide to outlicense the development and/or marketing rights in the Other Therapeutic Field to any Dyax Lead during the Research Term or to any Collaboration Lead or Bracco Lead ***** has expired, and Dyax is not otherwise precluded by an another agreement from entering into an outlicense with Bracco, Dyax shall notify Bracco of its intention to outlicense. Bracco shall respond to Dyax's notice within 30 days indicating to Dyax whether or not Bracco would like the opportunity to negotiate an outlicense with Dyax for the development and/or marketing rights for such lead. The selection of the party with whom Dyax ultimately chooses to enter into such an outlicense in the Other Therapeutics Field shall be Dyax's.

         4.6. Limitation of Rights.

                  a. Exclusive License to Dyax Technology During the Research Term. Bracco shall maintain an exclusive license to the Dyax Technology in the Diagnostic Imaging Field during the Research Term for so long as Bracco complies at all times with the diligence provisions set forth in Section 5.1a., Section 5.2, Section 5.3 and in Section 5.4 to the extent Bracco has obtained any therapeutic rights.

                  b. Exclusive License to Dyax Technology after the Research Term. Bracco shall maintain an exclusive license to the Dyax Technology in the Diagnostic Imaging Field after the Research Term for so long as Bracco meets the exclusivity maintenance requirements of Section 6.2, as well as the diligence requirements set forth in Section 5.1b.

                  c. Non-Exclusive License to Dyax Technology after the Research Term. After the Research Term, should Bracco not meet the exclusivity maintenance requirement, the license to the Dyax Technology in the Diagnostic Imaging Field granted in Section 4.1 shall become non-exclusive.

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

                  d. Rights to the Leads. Should the license to the Dyax Technology become non-exclusive, the license to the Dyax Leads in the Diagnostic Imaging Field granted in Section 4.1 for which no Collaboration Project exists shall terminate. The license granted in Section 4.1 to the Collaboration Leads, Bracco Leads and Dyax Leads for which a Collaboration Project exists in the Diagnostic Imaging Field and the license to the specific Collaboration Results pertaining to such Collaboration Leads shall remain exclusive in the Diagnostic Imaging Field, subject to the provisions of Section 5.2 and 5.3 for Dyax Leads and Collaboration Leads. Any license that has been granted to Bracco to the exclusive use of a Collaboration Lead, Bracco Lead or Dyax Lead in the Bracco Therapeutics Field pursuant to Section 4.2 shall also remain exclusive, subject to the requirements of Section 5.4 and any license that has been granted to Bracco to the exclusive use of a Collaboration Lead or a Bracco Lead in the Other Therapeutics Field pursuant to Section 4.3 shall remain exclusive, subject to the requirements of Section 5.4.

                  e. Each party agrees that, except as set forth in this Agreement, no other rights or licenses are granted to any patents, patent applications, inventions, trademarks, trade secrets or other intellectual property, or to any materials, information, data or know-how, of the other party.

         4.7. Covenant Not to Sue. Bracco agrees not to enforce against Dyax any Patent Rights owned or controlled by Bracco that arose or will arise from Bracco's use of any of the Dyax Technology or any of the inventions therein, that Dyax may infringe in practicing the Dyax Technology or the inventions claimed therein. Nothing in this Section 4.7 is intended to grant Dyax any rights to nonsuit with respect to any claim in any Patent Right owned or controlled by Bracco that claims any Licensed Product. The parties agree that the covenant not to sue in this Section 4.7 is an obligation that transfers with the sale or disposition by Bracco of the applicable patent right.

         4.8. Licenses from Bracco to Dyax.

                  a. Collaboration Results. Subject to the option rights of Bracco with regard to the Other Therapeutic Field as set forth in Section 4.3, Bracco grants to Dyax an exclusive worldwide license, with the right to sublicense, to the Collaboration Results generated by Bracco for all uses outside of the Collaboration Field. Should Dyax obtain rights with regard to any Dyax Lead in the Diagnostic Imaging Field pursuant to Section 5.2 or to any Dyax Lead or Collaboration Lead in the Collaboration Field pursuant Section 5.3, Dyax shall have an exclusive worldwide license, with the right to sublicense, to the specific Collaboration Results pertaining to the applicable Collaboration Lead and a nonexclusive worldwide license, with the right to sublicense, to use the generally useful Collaboration Results in connection therewith. Dyax's rights to the Collaboration Lead and the Collaboration Results in the Collaboration Field shall be subject to the diligence requirements of Section 5.5.

                  b. Bracco Imaging Chelates and Bracco Improvements. To the extent that Dyax obtains the rights to any Bracco Imaging Chelates and Bracco Improvements pursuant to Sections 5.2a. and 5.3, Dyax shall have an exclusive license, with the right to sublicense, to use the Bracco Imaging Chelates and Bracco Improvements in connection with the applicable Dyax Lead or Collaboration Lead for the applicable Collaboration Field to research, develop, make, have made, use, import and have sold Dyax Chelated Products. Dyax's rights to Bracco Imaging Chelates and Bracco Improvements for the Collaboration Leads in the Collaboration Field shall be subject to the diligence requirements of
Section 5.5.


                        ARTICLE 5. DILIGENCE REQUIREMENTS

         5.1. a. Bracco General Diligence Requirements for Collaboration Projects. Bracco shall use commercially reasonable efforts (1) to broadly and diligently exploit the Dyax Technology in the Diagnostic Imaging Field and (2) broadly and diligently develop and commercialize each Dyax Lead and each Collaboration Lead for which it has obtained a license in the Bracco Therapeutics Field or the Other Therapeutics Field pursuant to Sections 4.2 or
4.3. Bracco shall keep Dyax through the Steering Committee properly up-to-date and apprised on the status of each Collaboration Project by providing the Steering Committee with detailed written reports on a quarterly basis in accordance with Section 2.1 above.

                  b. Bracco General Diligence Requirements for Bracco Projects during the Dyax Technology exclusivity period. (i) Bracco shall use commercially reasonable efforts to diligently exploit the Dyax Technology in the Diagnostic Imaging Field. Bracco shall keep Dyax through the Steering Committee properly up-to-date and apprised on the status of each Bracco Project by providing the Steering Committee with detailed written reports on a quarterly basis in accordance with Section 2.1 above. (ii) saved what is set forth in the previous paragraph 5.1 b (i), Bracco is under no obligation to advance, develop and generate Bracco Leads and the carve out provisions set forth in this Article 5 will not apply to Bracco Leads.

         5.2. Bracco Specific Diligence Requirements for Dyax Leads.

                  a. Existing Dyax Leads for ***** . Bracco's diligence requirements shall include the evaluation of the existing Dyax Leads *****. Within 30 days of the Effective Date, Bracco shall provide to Dyax a proposed schedule for the evaluation of each such Dyax Lead for finalization and approval as a Collaboration Project at the initial meeting of the Steering Committee. At the conclusion of Bracco's evaluation, Dyax will have the exclusive right to each such Dyax Lead in the Diagnostic Imaging Field that Bracco chooses not to develop. Dyax shall exercise such right by giving written notice to the Steering Committee for each such Dyax Lead that Dyax wishes to develop. In connection with each such Dyax Lead, Dyax shall also have the right to utilize the applicable Bracco Imaging Chelates in the Diagnostic Imaging Field which right it shall seek to request in its notice to the Steering Committee. Such right to use the Bracco Imaging Chelates shall be ***** unless at the time of such request involves a Competing Product. Bracco shall provide a written response to the Steering Committee within 30 days of receipt of Dyax's request to use the Bracco Imaging Chelates. Such response shall either verify that the license to such Bracco Imaging Chelates is ***** or shall identify Bracco's competing product. Should Dyax wish to use the Bracco Imaging Chelates where there is a competing Bracco product, Dyax shall so notify Bracco and ***** as set forth in
Section 6.8 in connection with any Dyax Chelated Product.

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

                  b. Dyax Leads. During the Research Term and so long as the license rights to the Dyax Technology in the Diagnostic Imaging Field remain exclusive, Dyax or Bracco as the case may be through the Steering Committee may propose to the Steering Committee for its evaluation of Dyax Leads. The Steering Committee within the following 60 days shall complete the analysis and evaluation of such Dyax Lead and determine whether the proposed Dyax Lead, if during the Research Term is worth being advanced into a Collaboration Project or, if afterwards, into a Bracco Project. If the Steering Committee determines that the Dyax Lead is not worth generating either a Collaboration Project or a Bracco Project, and provided that the Dyax Lead does not involve a Competing Product, Dyax shall have the right to develop such Dyax Lead pursuant to the procedure set forth in the following paragraph 5.2c.

                  c. Carve Out for Dyax Leads. For so long as the licenses granted to Bracco in Section 4.1 in the Diagnostic Imaging Field remain exclusive, if at any time Dyax wishes to develop any of the Dyax Leads that are not being developed by Bracco through any Collaboration Project or a Bracco Project, Dyax may so notify the Steering Committee, identifying in such notification the specific Dyax Lead it wishes to develop and indicating its intention to diligently pursue the development of such Dyax Lead in the Diagnostic Imaging Field. Bracco shall have a period of 60 days from Dyax's notice to determine whether it wishes to go forward with the development of the Dyax Lead through a Collaboration Project or a Bracco Project. If Bracco determines that it does wish to go forward, it shall so inform the Steering Committee and Bracco shall have an additional 30 days to present a Collaboration Project or a Bracco Project to the Steering Committee concerning such Dyax Lead. If Bracco does not wish to develop the Dyax Lead, Bracco's rights with regard to the specific Dyax Lead shall terminate so that Dyax may develop such Dyax Lead in the Diagnostic Imaging Field.

         5.3. Bracco's Specific Diligence Requirements for Collaboration Leads and Dyax Leads in the: Carve Out. With regard to Collaboration Leads and Dyax Leads in any Collaboration Project or Bracco Project, Bracco shall maintain an exclusive license in the Collaboration Field for so long as an active Collaboration Project or Bracco Project exists for such Collaboration Leads or Dyax Leads. A Collaboration Project or Bracco Project shall be deemed active provided that Bracco funds the Collaboration Project or Bracco Project in a total amount equal to or greater than $***** during each consecutive ***** period following the commencement date of such Collaboration Project or Bracco Project. If during any ***** period, Bracco's total funding including Bracco expenses and any payment to Dyax pursuant to Section 6.3, for any Collaboration Project or Bracco Project goes below $*****, but not less than $*****, Bracco may reserve such Collaboration Project or Bracco Project as one for which the licenses granted hereunder remain exclusive in the Collaboration Field, provided Bracco may not reserve any more than a total of ***** Collaboration Projects and Bracco Projects at any one time. With regard to any Collaboration Projects or Bracco Projects for which Bracco provides funding in an amount less than $***** period, Dyax shall have the right to request that Bracco increase its investment to make the Collaboration Project or Bracco Project active or in reserve (if the permitted number in reserve has not been exceeded). Should Bracco fail to provide the Steering Committee with confirmation of its intention to increase the investments for such Collaboration Project or Bracco Project within 3 months from Dyax's request, Dyax may submit

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                                       14
a proposed plan to Bracco for the development by Dyax of any such Collaboration Leads or Dyax Leads in the Collaboration Project or Bracco Project. As long as Dyax indicates in its proposed plan that it intends to allocate at least an amount equal to or greater than ***** then Dyax shall have the exclusive right to advance the development of such Collaboration Leads or Dyax Leads. In no event shall Dyax use the Collaboration Leads or Dyax Leads to develop a Competing Product. With regard to the Bracco Therapeutics Field, if Bracco is diligently pursuing a Collaboration Lead or Dyax Lead for a specific Target, Dyax will not pursue any other Collaboration Lead or Dyax Lead for the same Target if by doing so, Dyax would be competing with another then existing Bracco product or a product that Bracco has in development. For such Collaboration Leads and Dyax Leads for which Dyax has the exclusive rights under this paragraph, Dyax shall also have the right to use the Bracco Imaging Chelates subject to payment of royalties to Bracco on Bracco Imaging Chelate Products as set forth in Section 6.8.

         5.4. Specific Diligence Requirements to Maintain Therapeutic Rights. In order to maintain the therapeutic rights that Bracco may have obtained with regard to a Collaboration Lead or Dyax Lead or Bracco Lead pursuant to Section
4.2 or a Collaboration or a Bracco Lead pursuant to Section 4.3, Bracco shall initiate Formal Development for the lead in the applicable therapeutics field within ***** of the of the effective date of the Collaboration Project or Bracco Project giving rise to such lead and shall thereafter spend no less than $***** in connection with the commercial development of such lead until the first commercial sale of a Licensed Product based on such lead.

         5.5. Dyax Diligence Requirements. Dyax agrees to use commercially reasonable and diligent efforts to perform the research and development that is specifically allocated to Dyax under each Collaboration Project. Dyax will assign personnel with appropriate experience for the work that Dyax is required to perform during each such Collaboration Project. To the extent that Dyax obtains the rights to develop any Collaboration Leads in the Collaboration Field pursuant to Section 5.3, Dyax shall broadly and diligently develop and commercialize such Collaboration Leads. Dyax shall provide Bracco, through the Steering Committee, with detailed written reports on a quarterly basis of its development and commercialization efforts which shall include development and commercialization plans and the amounts spent on activities in connection with each Collaboration Lead.


                        ARTICLE 6. PAYMENTS AND ROYALTIES

         6.1. License Fee. In consideration of the exclusive licenses rights granted to the Dyax Technology, Dyax Leads, Collaboration Leads and Collaboration Results in the Diagnostic Imaging Field in Section 4.1 hereunder , Bracco will pay to Dyax within ten (10) days of the Effective Date three million U.S. dollars ($3,000,000).

         6.2. Exclusivity fee after the expiration of the Research Term. To preserve the exclusivity of the licenses granted pursuant to Section 4.1a., to the Dyax Technology and Dyax

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                                       15

Improvements after the Research Term expires in accordance with Section 12.1, Bracco shall make annual payments to Dyax on the anniversary of the completion of the Research Term. An initial payment of $***** shall be due on the first anniversary. In each successive year, the annual payment shall increase by the amount of $*****, subject to a maximum annual payment of $*****. *****

         6.3. Research Payments. During the Research Term, Bracco shall make quarterly research payments to Dyax with an annual minimum of $3,000,000. Such payments shall be based on the number of FTEs assigned to Bracco, at the rate of $***** per year for each of the first ***** FTEs assigned to Bracco, and $***** per year for any FTE assigned above the first *****. Payments shall be due within sixty (60) days of receipt of an invoice from Dyax showing the number of FTEs assigned to Bracco during the previous quarter. In addition, Bracco shall reimburse Dyax for any mutually agreed upon out-of-pocket external expenses incurred during the Research Term. Dyax shall maintain records of the FTEs assigned to Bracco and shall require the FTEs to report on an ongoing basis the results of their work.

         6.4. Diagnostic Imaging Products. For each Licensed Product in the Diagnostic Imaging Field, Bracco shall pay to Dyax the following milestone and royalty payments:

                  a. ***** at the start of Formal Development. Bracco to pay such milestone only once if multiple Dyax Leads, Collaboration Leads or Bracco Leads for the same Target are advanced in the Diagnostic Imaging Field;

                  b. ***** upon the start of the first Phase III clinical trial;

                  c. ***** upon the first NDA/BLA filing in either the United States, any country in Europe, or Japan;

                  d. ***** upon the first marketing approval in either the United States, any country in Europe, or Japan; and

                  e. For all indications of each Licensed Product sold in the Diagnostic Imaging Field, a royalty of ***** on the first $***** of annual Bracco Net Sales, of ***** on annual Bracco Net Sales of over $***** up to $*****, and ***** on annual Bracco Net Sales of over $*****. For Licensed Product, and *****, Bracco may deduct $***** due under this paragraph e.

         6.5. Bracco Therapeutic Products. For each Licensed Product in the Bracco Therapeutic Field, Bracco shall pay to Dyax the following milestone and royalty payments.

                  a. ***** at the start of Formal Development. Bracco to pay such milestone only once if multiple leads for the same target are advanced in the Bracco Therapeutic Field;

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

                  b. ***** upon the start of the first Phase III clinical trial for such Licensed Product;

                  c. ***** upon the first NDA/BLA filing in either the United States, any country in Europe, or Japan;

                  d. ***** upon the first marketing approval in either the United States, any country in Europe, or Japan; and

                  e. For all indications of each Licensed Product sold in the Bracco Therapeutics Field, a royalty of ***** on the first $***** of annual Bracco Net Sales, ***** on all annual Bracco Net Sales of over $***** up to $*****, and ***** on all annual Bracco Net Sales of over $*****.

         6.6. Other Therapeutic Products. For each Licensed Product in the Other Therapeutics Field, Bracco shall pay to Dyax the following milestone and royalty payments:

                  a. ***** at the start of Formal Development. Bracco to pay such milestone only once if multiple leads are advanced for the same target in the Other Therapeutic Field;

                  b. ***** upon the start of the first Phase III clinical trial

                  c. ***** upon the first NDA/BLA filing in either the United States, any country in Europe, or Japan;

                  d. ***** upon the first marketing approval in either the United States, any country in Europe, or Japan; and

                  e. For all indications of each Licensed Product sold in the Other Therapeutic Field, a royalty of ***** on annual Bracco Net Sales.

         6.7. Bracco Net Revenues in Lieu of Milestones and Royalties. If Bracco outlicenses any Licensed Product to a third party (other than a distributor with whom Bracco has a normal distribution agreement in effect), Bracco shall pay to Dyax, in lieu of milestones and royalties set forth in Sections 6.4, 6.5 and 6.6, the following:

                                    (1) ***** of all Bracco Net Revenues
                  received from such outlicense, if the product is outlicensed prior to payment of the milestone owed pursuant to paragraph
                  b. of Sections 6.4, 6.5 and 6.6;

                                    (2) ***** of all Bracco Net Revenues
                  received from such outlicense, if the product is outlicensed after payment of the milestone owed pursuant to paragraph b., but prior to payment of the milestone owed pursuant to paragraph d. of Sections 6.4, 6.5 and 6.6; and

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

                                    (3) ***** of all Bracco Net Revenues
                  received from such outlicense, if the product is outlicensed after payment of the milestone owed pursuant to paragraph d. of Sections 6.4, 6.5 and 6.6.

         6.8. Dyax Chelated Products. For each Dyax Chelated Product that was derived from a Dyax Lead ***** for each Dyax Chelated Product in the Collaboration Field that was derived from a Collaboration Lead or Dyax Lead for which Dyax is obligated to pay royalties pursuant to Section 5.3, Dyax shall pay Bracco a royalty of ***** on the first $***** of annual Dyax Net Sales, ***** on annual Dyax Net Sales of over $*****, and ***** on annual Dyax Net Sales of over $*****.

         6.9. Permitted Offsets. In the event that Bracco is required to pay royalties on Bracco Net Sales on any Licensed Product or Dyax is required to pay royalties on Dyax Net Sales on any Dyax Chelated Product to a third party as a result of any patent license required for Bracco to make, use or sell such Licensed Product or for Dyax to make, use or sell such Dyax Chelated Product, Bracco or Dyax, as the case may be, shall be permitted to offset such royalty payment against the royalty payments due Dyax on the same Bracco Net Sales or Bracco on the same Dyax Net Sales, provided, however, that any offset shall be applied on a pro rata basis with any offsets permitted by the third party, and provided further that in no event shall any royalty payment due Dyax on the same Bracco Net Sales or Bracco on the same Dyax Net Sales ever be reduced by more than ***** or be lower than ***** of Bracco Net Sales or Dyax Net Sales, as the case may be.

         6.10. Term of Royalty and Revenue Obligations. The royalty and revenue obligations with respect to Licensed Products and Dyax Chelated Products, shall terminate on a country-by-country basis and on a product by product basis ten
(10) years after the first country-wide launch of such product in such country

         6.11. Specific Definitions. For purposes of this Article 6, "BLA" shall mean a Biological License Application as defined in the U.S. Food, Drug and Cosmetic Act and the regulations promulgated thereunder, as amended, and any filing under any successor laws and regulations or its foreign equivalent, "NDA" shall mean a New Drug Application as defined in the U.S. Food, Drug and Cosmetic Act and the regulations thereunder, as amended or its foreign equivalent, and "Phase III clinical trial" shall mean a human clinical trial in any country the results of which could be used as pivotal to establish safety and efficacy of a product as a basis for a marketing approval application submitted to the FDA or the appropriate regulatory authority of such other country, or that would otherwise satisfy the requirements of 21 CFR 312.21(c); and (b) a trial shall be "started" upon the enrollment of the first patient for such trial. If the nature of a trial earlier than Phase III is not determined to be pivotal until after completion of the trial, then any milestone payment that would have been due upon start of a Phase III trial shall be due upon submission of the trial in support of the filing of an application for marketing approval in the United States, Europe or Japan.

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

                      ARTICLE 7. STATEMENTS AND REMITTANCES

         7.1. Milestone and Royalty Payments. All milestone payments pursuant to Sections 6.3, 6.4 and 6.5 shall be due and payable within thirty (30) days after the applicable milestone event is achieved by or on behalf of Bracco. Commencing with the first commercial sale of a Licensed Product or a Dyax Chelated Product in any country, within 45 days after the conclusion of each calendar quarter, Bracco or Dyax, as the case may be, shall deliver to the other party a report containing the following information, on a country-by-country basis: Gross receipts of Licensed Products or Dyax Chelated Products in each country; calculation of Bracco Net Sales (or Bracco Net Revenues in the case of an outlicense) or Dyax Net Sales, together with the exchange rates used for conversion; and calculation of the amount payable to Dyax or Bracco for the applicable calendar quarter. Payment shall be made contemporaneously with each report. If no royalties or other payments are due for any reporting period, the report shall so state.

         7.2. Records. Each party shall maintain, and shall ensure that its distributors, licensees or sublicensees shall maintain, complete and accurate records of Licensed Products or Dyax Chelated Products made, used, or sold under this Agreement and any amounts payable to Dyax in relation to such Licensed Products or to Bracco in relation to such Dyax Chelated Products, which records shall contain sufficient information allow confirmation of the accuracy of any reports delivered to the other party in accordance with
Section 7.1. Each party shall retain such records relating to a given calendar quarter for at least 3 years after the conclusion of that quarter. The receiving party shall have the right, at its expense, to cause an independent certified public accountant to inspect such records during normal business hours for the sole purpose of verifying any reports and payments delivered to it by the reporting party under this Agreement. The parties shall reconcile any underpayment or overpayment within 30 days after the accountant delivers the results of the audit. In the event that any audit performed under this Section reveals an underpayment in excess of ***** for any audited period, the reporting party shall bear the full cost of such audit.

         7.3. Terms of Payments. All payments specified under this Agreement shall be considered non-refundable and shall be made without deduction of exchange, collection, or other charges. All payments shall be made in United States dollars. Conversion of foreign currency to U.S. dollars shall be made at the conversion rate existing in the United States (as reported in the Wall Street Journal) on the last working day of the calendar quarter preceding the applicable calendar quarter. If The Wall Street Journal ceases to be published, then the rate of exchange to be used shall be that reported in such other business publication of national circulation in the United States as the parties reasonably agree. Each party shall deduct any taxes which the party is obligated to pay and/or withhold in a country based on royalties due to the other based on sales in such country from royalty payments due for such country under this Agreement and pay them to the proper authorities as required by applicable laws. Each party shall maintain official receipts of payment of any such taxes and forward these receipts to the other within sixty (60) days and shall provide reasonable assistance to the other party in obtaining any credit or refund of such taxes.

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

         7.4. Late Payments. Any payments that are not paid on or before the date that such payments are due under this Agreement shall bear interest, to the extent permitted by law, at ***** most recently reported by The Wall Street Journal *****. If The Wall Street Journal ceases to be published, then ***** to be used shall be that reported in such other business publication of national circulation in the United States as the parties reasonably agree. This Section 7.4 shall in no way limit any other remedies available to a party.

       ARTICLE 8. INTELLECTUAL PROPERTY RIGHTS AND PATENTING OF INVENTIONS

         8.1. Ownership. Dyax shall retain ownership of all Dyax Technology and Dyax Improvements made by Dyax or Bracco, all Dyax Leads, Collaboration Leads and Bracco Leads and of all other Collaboration Results that are generated solely by Dyax during the Research Term. Bracco shall own all materials and technology it provides to Dyax for use during the Research Term, all Bracco Carriers and Bracco Improvements, and all Collaboration Results that are generated solely by Bracco, other than Collaboration Leads and the results of any Bracco Projects other than Bracco Leads, for which Bracco will have the licenses and rights set forth in Article 4 of this Agreement. Bracco shall provide Dyax with access to any Dyax Improvements made by Bracco and shall furnish such Dyax Improvements to Dyax upon request. Dyax shall provide Bracco with any Bracco Improvements made by Dyax and shall furnish such Bracco Improvements to Bracco upon request. Bracco shall own any of its Licensed Products and Dyax shall own any of its Dyax Chelated Products. To the extent that any invention arising out of this Agreement does not pertain to a Dyax Lead, Collaboration Lead or Bracco Lead, or to the Dyax Technology or Dyax Improvements or the Bracco Carriers or Bracco Improvements and is not clearly owned solely by one party, the parties shall jointly own such inventions ("Joint Inventions"). For so long as the exclusive licenses to Bracco to the Dyax Technology and Dyax Improvements in the Diagnostic Imaging Field remains in effect, Bracco shall have an exclusive license to use such Joint Inventions in the Collaboration Field. Dyax shall have an exclusive license to use such Joint Inventions in all fields accept the Collaboration Field. Should the licenses to Bracco to the Dyax Technology and Dyax Improvements become non-exclusive, each party shall have a non-exclusive license, with the right to sublicense, to use the Joint Inventions in the Collaboration Field.

         8.2. Patenting Inventions.

                  a. Allocation of Responsibility for Patent Rights. Dyax shall be responsible for the filing, prosecution and maintenance and costs of all patent applications and patents which make up the Patent Rights pertaining to Dyax Technology, Dyax Improvements and Dyax Leads and Bracco shall be responsible for the filing, prosecution and maintenance and costs of all patent applications and patents which make up the Patent Rights to the Bracco Carriers, the Bracco Improvements and the Licensed Products. For any patentable invention arising from this Agreement that is a method or composition of matter relating to any Collaboration Lead or Bracco Lead, the parties, through the Steering Committee, shall agree upon filing for,

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

maintaining, defending and enforcing patent applications and patents which make up the applicable Patent Rights, with the costs to be shared as determined by the Steering Committee. For all other patentable inventions pertaining to the Collaboration Results, each party shall be responsible for decisions and costs related to filing for, maintaining, defending and enforcing patent applications and patents which make up the Patent Rights for solely owned inventions and the parties shall have joint responsibility, through the Steering Committee, for the Patent Rights pertaining to the Joint Inventions. The parties acknowledge and agree that the party with the most knowledge and expertise in the subject matter of the Joint Invention shall be primarily responsible for the filing, prosecution and maintenance of the patent applications and patents which make up the Patent Rights for such Joint Inventions with the full cooperation and assistance of the other party and the costs to be borne as determined by the Steering Committee. Should a Joint Invention be outside of either party's core technology area or expertise, the parties shall negotiate in good faith through the Steering Committee the relative contributions of each party and the process for filing, prosecuting and maintaining patent applications and patents which make up the Patent Rights pertaining to such Joint Inventions.

                  b. Cooperation and Assistance with Patent Rights. Each of Dyax and Bracco shall consult with and keep the other fully informed of important issues relating to the preparation and filing (if time permits), prosecution and maintenance of such patent applications and patents pertaining to the Patent Rights arising out of this Agreement for which it is responsible, and shall furnish to the other party copies of documents relevant to such preparation, filing, prosecution or maintenance in sufficient time prior to filing such document or making any payment due thereunder to allow for review and comment by the other party and, to the extent possible in the reasonable exercise of its discretion, the filing party shall incorporate all such comments. Each of Dyax and Bracco shall make available to the other party (or to the other party's authorized attorneys, agents or representatives) its employees, agents or consultants to the extent necessary or appropriate to enable the appropriate party to file, prosecute and maintain patent applications and resulting patents with respect to inventions owned by a party and for periods of time sufficient for such party to obtain the assistance it needs from such personnel. Where appropriate, each of Dyax and Bracco shall sign or cause to have signed all documents relating to said patent applications or patents at no charge to the other party.

         8.3. Enforcement of Patent Rights; Defense of Infringement. Dyax and Bracco shall each promptly notify the other in writing of any alleged or threatened infringement of any patents or patent applications for which it is responsible pursuant to Section 8.2 above or if either party shall be individually named as a defendant in a legal proceeding by a third party for infringement of a patent because of the manufacture, use or sale of a Licensed Product or a Dyax Chelated Product or because of attempts to invalidate Patent Rights pertaining thereto. Dyax shall have the sole right to respond to or defend against a challenge or infringement of its Patent Rights pertaining to any Dyax Technology, Dyax Improvements or Dyax Leads and Bracco shall have the sole right to respond to or defend against a challenge or infringement of its Patent Rights pertaining to any Bracco Carriers or Bracco Improvements. Each of Dyax and Bracco shall have the first right to respond to or defend (in consultation with the Steering Committee) against a challenge or infringement of the Patent Rights pertaining to any Collaboration Lead or Bracco Lead for which it is responsible pursuant to Section 8.2 above or charge of infringement. Such right shall be exercised in a diligent and timely manner in order to protect the rights of the parties in the Patent Rights to the Collaboration Lead or Bracco Lead. In the event such party elects to so respond or defend, the other party will cooperate with the responding party's legal counsel, join in such suits as may be brought by the responding party to enforce its Patent Rights in the Collaboration Lead or Bracco Lead, and be available at the responding party's reasonable request to be an expert witness or otherwise to assist in such proceedings. If a party does not exercise its right to respond to or defend against challenges or infringements of its Patent Rights pertaining to any Collaboration Lead or Bracco Lead as herein provided within thirty (30) days of becoming aware of or being notified of such challenges or infringements, then the other party shall have the option to do so at its sole cost; PROVIDED that in such case all amounts so recovered from such third party shall be retained by the party undertaking such response or defense and the party so responding shall have no further obligations to the other party with respect to the response or defense thereof.


                    ARTICLE 9. CONFIDENTIALITY AND PUBLICITY

         9.1. Confidentiality Obligations. During the term of this Agreement and for a period of ***** following the expiration or earlier termination hereof, each party shall maintain in confidence the Confidential Information of the other party, and shall not disclose, use or grant the use of the Confidential Information of the other party, except on a need-to-know basis to such party's directors, officers and employees, and such party's consultants and collaborators, to the extent such disclosure is reasonably necessary in connection with such party's activities as expressly authorized by this Agreement. To the extent that disclosure to any person is authorized by this Agreement, prior to disclosure, a party shall obtain written agreement of such person to hold in confidence and not disclose, use or grant the use of the Confidential Information of the other party except as expressly permitted under this Agreement. Each party shall notify the other party promptly upon discovery of any unauthorized use or disclosure of the other party's Confidential Information. Upon the expiration or earlier termination of this Agreement, each party shall return to the other party all tangible items regarding the Confidential Information of the other party and all copies thereof; provided, however, that each party shall have the right to retain one (1) copy for its legal files for the sole purpose of determining its obligations hereunder. The confidentiality obligations under this Section 9.1 shall not apply to the extent that a party is required to disclose information by applicable law, regulation or order of a governmental agency or a court of competent jurisdiction; provided, however, that to the extent practicable, such party (a) shall provide advance written notice thereof to the other party and consult with the other party prior to such disclosure with respect thereto, and (b) shall provide the other party with reasonable assistance, as requested by the other party, to object to any such disclosure or to request confidential treatment thereof, and
(c) shall take reasonable action to avoid and/or minimize the extent of such disclosure.


         9.2. Announcements. No public announcement concerning (i) the existence or terms of this Agreement, (ii) any research and/or discoveries related to this Agreement made by either party, (iii) any milestones achieved by Bracco with respect to the subject matter of this Agreement, or (iv) any exercise by either party of rights and options granted under this

-----------------------
* Confidential Treatment has been requested for the marked portions.

Agreement, shall be made, either directly or indirectly, by any other party to this Agreement without first obtaining the approval of the other party and agreement upon the nature and text of such announcement, such approval and agreement not to be unreasonably withheld or delayed; provided, however, that the foregoing shall not restrict disclosure of any information necessary or required to be disclosed in connection with a public offering of securities or any filing with the Securities and Exchange Commission, or as may otherwise be required for recording purposes. The party desiring to make any public announcement not permitted by the preceding sentence shall use its best efforts to provide the other party with a written copy of the proposed announcement or disclosure at least five (5) business days prior to public release to allow such other party to comment upon such announcement or disclosure. This Section 9.2 shall not apply to any information in a public announcement that is information essentially identical to that contained in a previous public announcement agreed to pursuant to this paragraph.


                   ARTICLE 10. WARRANTIES AND REPRESENTATIONS

         10.1. Representations and Warranties of Dyax.

                  a. Corporate Power. Dyax is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has full corporate power and authority to enter into this Agreement and to carry out the provisions hereof.

                  b. Due Authorization. The execution, delivery and performance of this Agreement have been duly authorized by all necessary corporate action on the part of Dyax, and the person executing this Agreement on behalf of Dyax has been duly authorized to do so by all requisite corporate action.

                  c. Binding Agreement; No Conflict. This Agreement is and shall be a legal and valid obligation binding upon Dyax, enforceable in accordance with its terms. The execution, delivery and performance of this Agreement by Dyax, and the granting of the licenses to Bracco hereunder, do not conflict with any agreement, instrument or understanding, oral or written, to which it is a party or by which it may be bound, nor violate any material law or regulation of any court, governmental body or administrative or other agency having jurisdiction over it.

                  d. Grant of Rights. Dyax possesses the exclusive right, title and interest to the Dyax Technology for the purposes of granting the licenses to Bracco hereunder and other than with respect to an Existing Agreement, Dyax has not, and will not while this Agreement is in effect, grant any right to any third party that would conflict with the rights granted to Bracco hereunder.

                  e. No Misappropriation. None of the Dyax Technology has been acquired without permission or has been misappropriated and its use will not constitute a misappropriation of any invention, trade secret or proprietary information of any third party.

                  f. Claims. Except for George Pieczenik and I.C. Technologies America, Inc., no person has asserted or made any claim that any part of Dyax Technology infringes any intellectual property or other proprietary rights of a third party, and Dyax is not aware of any other existing or threatened claim.

         10.2. Representations and Warranties of Bracco.

                  a. Corporate Power. Bracco is a corporation duly organized, validly existing and in good standing under the laws of the Netherlands, and has full corporate power and authority to enter into this Agreement and to carry out the provisions hereof.

                  b. Due Authorization. The execution, delivery and performance of this Agreement have been duly authorized by all necessary corporate action on the part of Bracco, and the person executing this Agreement on behalf of Bracco has been duly authorized to do so by all requisite corporate action.

                  c. Binding Agreement. This Agreement is and shall be a legal and valid obligation binding upon Bracco, enforceable in accordance with its terms. The execution, delivery and performance of this Agreement by Bracco does not conflict with any agreement or instrument to which it is a party or by which it may be bound, nor violate any material law or regulation of any court, governmental body or administrative or other agency having jurisdiction over it.

         10.3. Disclaimer of Warranties by Dyax. Nothing in this Agreement shall be construed as a warranty or representation by Dyax that the use of the Dyax Technology or the inventions contained therein will result in any Collaboration Leads or Bracco Leads, that any of the Dyax Leads, Collaboration Leads or the Bracco Leads will result in any Licensed Products, that the exploitation of the Dyax Technology, the Dyax Leads, the Collaboration Leads, the Bracco Leads or the Collaboration Results will be free from infringement of patents of third parties. DYAX DISCLAIMS ANY AND ALL WARRANTIES OF ANY KIND WITH REGARD TO THE DYAX TECHNOLOGY, THE DYAX LEADS, THE COLLABORATION LEADS AND THE COLLABORATION RESULTS, WHETHER EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, ANY WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, ANY WARRANTIES ARISING FROM COURSE OF DEALING OR USAGE OF TRADE OR THE WARRANTY OF NONINFRINGEMENT.

         10.4. Disclaimer of Warranties by Bracco. Nothing in this Agreement shall be construed as a warranty or representation by Bracco that the use of any Bracco Imaging Chelates or of any of the Collaboration Leads or Bracco Leads by Dyax will result in any products or as a warranty or representation by Bracco that the exploitation of any Bracco Imaging Chelates, Collaboration Leads, Bracco Leads or Collaboration Results by Dyax will be free from infringement of patents of third parties. BRACCO DISCLAIMS ANY AND ALL WARRANTIES OF ANY KIND WITH REGARD TO BRACCO IMAGING CHELATES AND ANY COLLABORATION LEADS, BRACCO LEADS OR COLLABORATION RESULTS, WHETHER EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, ANY WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, ANY WARRANTIES ARISING FROM COURSE OF DEALING OR USAGE OF TRADE OR THE WARRANTY OF NONINFRINGEMENT.

         10.5. Limitation of Liability. Neither party shall be liable to the other for consequential, incidental, indirect or punitive damages arising from the performance of nonperformance of such party under this Agreement.


                           ARTICLE 11. INDEMNIFICATION

         11.1. Indemnification of Dyax by Bracco. Bracco shall defend, indemnify and hold harmless Dyax and its directors, officers, shareholders, agents and employees, from and against any and all liability, loss, damages and expenses (including reasonable attorneys' fees) as the result of claims, demands, actions or proceedings by any third party which are made or instituted against them arising out of the use or the Dyax Technology by Bracco or the development, manufacture, possession, distribution, use, testing, sale or other disposition of any Dyax Lead, Collaboration Lead, Bracco Lead or Licensed Product by or through Bracco, its distributors, licensees or sublicensees. Bracco's obligation to defend, indemnify and hold harmless shall include claims, demands, actions or proceedings, whether for money damages or equitable relief by reason of alleged personal injury (including death) to any person or alleged property damage, provided, however, the indemnity shall not extend to any claims against an indemnified party which result from the gross negligence or willful misconduct of an indemnified party. Bracco shall have the exclusive right to control the defense of any action which is to be indemnified in whole by Bracco hereunder, including the right to select counsel reasonably acceptable to Dyax to defend the indemnified parties hereunder, and to settle any claim, demand, action or proceeding, provided that, without the prior written consent of Dyax (which shall not be unreasonably withheld or delayed), Bracco shall not agree to settle any claim, demand, action or proceeding, to the extent such settlement would have a material adverse effect on Dyax. The provisions of this paragraph shall survive and remain in full force and effect after any termination, expiration or cancellation of this Agreement.

         11.2. Indemnification of Bracco by Dyax. Dyax shall defend, indemnify and hold harmless Bracco and its directors, officers, shareholders, agents and employees, from and against any and all liability, loss, damages and expenses (including reasonable attorneys' fees) as the result of claims, demands, actions or proceedings by any third party which are made or instituted against any of them arising out of the development, manufacture, possession, distribution, use, testing, sale or other disposition of any Dyax Chelated Product or any Collaboration Lead or Bracco Lead by or through Dyax. Dyax's obligation to defend, indemnify and hold harmless shall include claims, demands, actions or proceedings, whether for money damages or equitable relief by reason of alleged personal injury (including death) to any person or alleged property damage, provided, however, the indemnity shall not extend to any claims against an indemnified party which result from the gross negligence or willful misconduct of an indemnified party. Dyax shall have the exclusive right to control the defense of any action which is to be indemnified in whole by Dyax hereunder, including the right to select counsel reasonably acceptable to Bracco to defend the indemnified parties hereunder, and to settle any claim, demand, action or proceeding, provided that, without the prior written consent of Bracco (which shall not be unreasonably withheld or delayed), Dyax shall not agree to settle any claim, demand, action or proceeding, to the extent such settlement would have a material adverse effect on

Bracco. The provisions of this paragraph shall survive and remain in full force and effect after any termination, expiration or cancellation of this Agreement.

         11.3. Indemnification Procedure. A person or entity that intends to claim Indemnification under this Article 11 (the "Indemnitee") shall promptly notify the other party (the "Indemnitor") of any claim, demand, action or proceeding for which the Indemnitee intends to claim such indemnification, and the Indemnitor, after it determines that indemnification is required of it, shall assume the defense thereof with counsel selected by the Indemnitor and reasonably acceptable to the other party; provided, however, that an Indemnitee shall have the right to retain its own counsel, with the fees and expenses to be paid by the Indemnitor if the Indemnitor does not assume the defense or if representation of such Indemnitee by the counsel retained by the Indemnitor would be inappropriate due to actual or potential conflicts of interest between such Indemnitee and any other party represented by such counsel in such proceedings. The indemnity agreement in this Article 11 shall not apply to amounts paid in settlement of any claim, demand, action or proceeding if such settlement is effected without the consent of the Indemnitor, which consent shall not be unreasonably withheld or delayed. The failure to deliver notice to the Indemnitor within a reasonable time after the commencement of any such action, if prejudicial to its ability to defend such action, shall relieve such Indemnitor of any liability to the Indemnitee under this Article 11 but failure to deliver notice to the Indemnitor will not relieve it of any liability that it may have to any Indemnitee otherwise than under this Article 11. The Indemnitee under this Article 11, its employees and agents, shall reasonably cooperate with the Indemnitor and its legal representatives in the investigations of any claim, demand, action or proceeding covered by this indemnification. In the event that each party claims indemnity from the other and one party is finally held liable to indemnify the other, the Indemnitor shall additionally be liable to pay the reasonable legal costs and attorneys' fees incurred by the Indemnitee in establishing its claim for indemnity.


                        ARTICLE 12. TERM AND TERMINATION.

       12.1. Term. This Agreement shall come into effect as of the Effective Date, and unless earlier terminated as provided in this Article 12, shall remain in full force and effect until the last to expire of the parties' respective royalty obligations under this Agreement. The Research Term shall commence on the Effective Date and shall remain in effect for a period of three years; provided however the Research Term shall automatically renew for one successive three year term provided that the parties have achieved the two Collaboration Goals set forth in Section 3.1. The parties may thereafter agree to extend the Research Term on mutually agreeable terms.

         12.2. Termination by Bracco. Bracco may terminate this Agreement at any time after the expiration of the Research Term, by giving 6 months prior written notice to Dyax.

         12.3. Termination by Dyax. Dyax may terminate the exclusive license to the Dyax Technology if the Research Term is not automatically renewed for one successive three year term as provided in Section 12.1.

         12.4. Termination for Default. A party shall have the right to terminate this Agreement (a) upon the breach by the other party of the other party's obligations to pay any amounts owing hereunder, if such breach is not cured within thirty (30) days after receipt of written notice from such party thereof, or (b) upon the material breach by the other party of the other party's obligations, if such breach is not cured within sixty (60) days after receipt of written notice from such party thereof.

         12.5. Effect of Termination. Upon the expiration or termination of this Agreement, Bracco's rights under the licenses and options granted pursuant to
Article 4 shall terminate. Notwithstanding the foregoing, and subject to the payment provisions of Sections 6.4, 6.5, 6.6 and 6.7, Bracco may continue to develop, make, sell, import and distribute any Licensed Product in existence at the time of termination and to the extent any rights granted hereunder to the Dyax Leads, Collaboration Leads, Bracco Leads and Collaboration Results pertaining to such leads are required to develop, make, sell import and distribute such Licensed Products such rights shall survive only for such purposes. Should Bracco's license to the Dyax Technology terminate, Bracco shall retain the exclusive rights to the Collaboration Leads, Bracco Leads and the Collaboration Results pertaining to such leads to research, develop, make, sell, import and distribute Licensed Products in the Collaboration Field as herein provided subject to the provisions of Sections 5.3 and 5.4 (if applicable) and the obligations of Bracco to make payments to Dyax pursuant Sections 6.4, 6.5,
6.6 and 6.7. Subject to the continuation of any payment obligations of Dyax pursuant to Section 6.8, Dyax may continue to develop, make, sell and distribute any Dyax Chelated Products and to the extent any rights granted hereunder to the Bracco Chelates are required to develop, make, sell, import and distribute Dyax Chelated Products such rights shall survive only for such purposes. Upon the expiration or termination of this Agreement, either party may continue to use the Collaboration Results that are generally useful but not specific to any Collaboration Lead and each party may continue to use the Joint Inventions in its core areas of technology and expertise. The following provisions shall survive the expiration or termination of this Agreement: Articles 1, 7, 8, 9 11 and Sections 4.7, 5.3, 5.4 and 5.5 to the extent it pertains to a Collaboration Lead that Dyax has obtained the rights to pursuant to Section 5.3, as well as any provision not specified in this Section 12.4 which is expressly stated to survive termination of this Agreement.


                         ARTICLE 13. DISPUTE RESOLUTION

         13.1. Arbitration.

                  a. If a dispute arises concerning or related to this Agreement, the parties hereto commit to enter into good faith efforts for a period of 30 days to resolve the dispute in a meeting or meetings in which a senior official or officials with decision-making power shall participate.

                  b. Upon the expiration of the 30 day period, either party may proceed with arbitration before the American Arbitration Association to resolve the subject dispute. The dispute referred to hereof shall be finally decided by a panel of three arbitrators, one appointed by each of the parties and a third, who shall act as president, to be appointed, either by agreement between the two arbitrators or, in the absence of an agreement (within 10 days after the appointment of the two arbitrators), by the Chairman of the American Arbitration Association (the three arbitrators collectively referred to as the "Arbitration Panel"). The party requesting arbitration shall notify the other party in writing of its intention to arbitrate and shall at the same time indicate its own appointed arbitrator. The party receiving such notice shall within 30 days of receipt of such notice appoint its own arbitrator and notify the other party in writing of such appointment. The Chairman of the American Arbitration Association shall proceed with the appointment of an arbitrator if either (i) any party required to proceed with such an appointment shall not have done so within such 30-day period or (ii) the parties do not agree on the appointment of the third arbitrator as set forth above.

                  c. The arbitration shall be conducted in accordance with the Rules of the American Arbitration Association then in effect. The parties expressly agree to waive all rights of appeals relating to the award of the Arbitration Panel. The Arbitration Panel shall be in New York City, the proceedings shall be in the English language and the substantive laws of the State of New York shall exclusively apply (without regard to any New York choice of law rules).

                  d. The parties shall be entitled to discover all documents and other information reasonably necessary for a full understanding of any legitimate issue raised in an arbitration proceeding provided that the foregoing shall be subject to the attorney-client, work product and other applicable privileges. The parties may use all methods of discovery customary under the Rules of the Arbitration Association then in effect. The time periods for compliance shall be determined by the rules of the American Arbitration Association. The Arbitration Panel shall make such orders as may be necessary for the Arbitration Panel to obtain appropriate or necessary evidence.

                  e. The Arbitration Panel shall issue a written explanation in English of the reason for any arbitration award and a full statement of the facts as found and the rules of law applied in reaching its decision.

                  f. An award rendered in connection with an arbitration proceeding pursuant to this Section 13 shall be final and binding upon the parties, and any judgment upon such award may be entered and enforced in any court of competent jurisdiction.

                  g. The parties hereto agree that an award of the Arbitration Panel shall be the sole and exclusive remedy regarding any and all claims and counterclaims with respect to the subject matter of the arbitrated dispute. The parties waive all jurisdictional and venue defenses in connection with any arbitration hereunder or the enforcement of an order or award rendered pursuant thereto (assuming that the terms and conditions of this Article 13 have been complied with).

                  h. This Article 13 shall not apply to any claims for injunctive or other equitable relief, any of which may be brought by either party against the other in a court of competent jurisdiction.

                  i. With respect to any order issued by the Arbitration Panel pursuant to this Agreement, the parties expressly agree and consent (i) to the bringing of an action by one party against another party in the courts of either the Netherlands or the federal courts of the United States (provided that if the federal courts of the United States decline jurisdiction the action may be brought in the courts of the State of New York) to enforce and confirm such order; (ii) that such order shall be conclusive proof of the validity of the determination of the Arbitration Panel underlying such order and that either the Netherlands or the United States court may enter judgment upon and enforce such order, whether pursuant to the Convention or Recognition and Enforcement of Foreign Arbitral Awards or otherwise.

                  j. Either party that desires to make a stenographic record of any arbitration proceedings may do so at its own expense.


                            ARTICLE 14. MISCELLANEOUS

         14.1. Notices. All notices required pursuant to this Agreement shall be in writing and shall be deemed to have been duly given upon the date of receipt if delivered by hand, international overnight courier, confirmed facsimile transmission, or registered or certified mail (return receipt requested, postage prepaid) to the following addresses or facsimile numbers:

If to Dyax:                                       If to Bracco:

Dyax Corp.                                        Bracco Holding, B. V.
One Kendall Square, Bldg. 600
Cambridge, MA  02139
Attention: Chief Executive Officer                Attention: Mr. T. Herbschleb
Facsimile: (617) 225-2501                         Facsimile: 0031 20 3012160

                                                  With a copy to:

                                                  BraccoInternational, B.V.
                                                  Swiss Branch Office

                                                  Attention: Prof. E. Felder
                                                  Facsimile: 0041 91 9853020

                                                  And

                                                  Bracco Research USA, Inc.

                                                  Attention:  Michael Tweedle
                                                  Facsimile: 609-514-2446
Either party may change its designated address and facsimile number by notice to the other party in the manner provided in this Section.

         14.2. Assignment. This Agreement may not be assigned by either party without the prior written consent of the other party, except that either party may assign this Agreement to any of its Affiliates or to a successor in connection with the merger, consolidation, or sale of all or substantially all of its assets or that portion of its business pertaining to the subject matter of this Agreement, with prompt written notice to the other party of any such assignment. This Agreement shall inure to the benefit of and be binding upon the parties and their respective lawful successors and assigns.

         14.3. Force Majeure. Neither party shall be held liable or responsible to the other party nor be deemed to have defaulted under or breached this Agreement for failure or delay in performing any term of this Agreement when such failure or delay is caused by or results from causes beyond the reasonable control of the affected party, including but not limited to fire, floods, embargoes, war, acts of war (whether war is declared or not), riots, strikes, lockouts or other labor disturbances, lawsuits, acts of God, or acts, omissions or delays in acting by any court, governmental authority or the other party.

         14.4. Choice of Law. This Agreement shall be governed by, construed and enforced under the laws of the State of New York (without reference to the conflicts of law principles thereof).

         14.5. Amendment and Waiver. This Agreement may be amended, supplemented, or otherwise modified only by means of a written instrument signed by both parties. Any waiver of any rights or failure to act in a specific instance shall relate only to such instance and shall not be construed as an agreement to waive any rights or fail to act in any other instance, whether or not similar.

         14.6. Severability. In the event that any provision of this Agreement shall, for any reason, be held to be invalid or unenforceable in any respect, such invalidity or unenforceability shall not affect any other provision hereof, and the parties shall negotiate in good faith to modify the Agreement to preserve their original intent.

         14.7. Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements or understandings between the parties relating to the subject matter hereof.

                  IN WITNESS WHEREOF, the undersigned have duly executed and delivered this Agreement as of the date first above written.


DYAX CORP.                                   BRACCO HOLDING, B.V.



By:      /s/ Henry E. Blair                  By:      /s/ Diana Bracco
    ---------------------------------            -------------------------------
     Name: Henry E. Blair                         Name: Diana Bracco
     Title: Chairman & CEO                        Title: Chairman

                                             BRACCOINTERNATIONAL, B.V.


                                             By:      /s/
                                                 -------------------------------

                                  Attachment A
                 Representative Examples of Bracco Patent Rights
U.S. Patent No. 5,808,091 Rhenium and Technetium Complexes Containing a Hypoxia Localizing Moiety

U.S. Patent No. 5,665,329 Heteroatom-Bearing Ligands and Metal Complexes Thereof

U.S. Patent No. 5,387,409 Boronic Acid Adducts of Rhenium Dioxime and Technetium-99m Dioxime Complexes Containing a Biochemically Active Group

U.S. Patent No. 5,183,653 Boronic Acid Adducts of Metal Dioxime Complexes Useful in Labeling Proteins and Other Amine-Containing Compounds

U.S. Patent No. 4,885,363 1-Substituted-1,4,7-Triscarboxymethyl-1,4,7, 10-Tetraazacyclododecane and Analogs

U.S. Serial No. 08/469,544 Method for Imaging and Radiopharmaceutical Therapy Using 1-Substituted-4,7,10-Tricarboxymethyl-1,4,7,10-Tetraazacyclododecane and
Analogs

U.S. Patent No. 5,271,928 Stable Microbubble Suspensions Injectable Into Living Organisms

U.S. Patent No. 5,578,292 Long Lasting Aqueous Dispersions or Suspensions of Pressure-Resistant Gas-Filled Microvesicles and Methods for the Preparation Thereof

U.S. Patent No. 5,556,610 Gas Mixtures Useful as Ultrasound Contrast Media, Contrast Agents Containing the Media and Method

U.S. Patent No. 5,711,933 Method of Making Polymeric Gas or Air Filled Microballoons for Ultrasonic Echography


Int'l Publication No. WO 99/39738 Targeted Delivery of Biologically Active Media


U.S. Patent No. 5,910,300 Amphiphilic Linkers for Coupling Administrable Diagnostically or Physiologically Active Agents and Bioselective Targeting Compounds

U.S. Patent No. 5,833,948 Blood-Pool Imaging Composition Comprising Micelles Containing a Lipophilic Chelating Agent and a Non-Ionic Surfactant

U.S. Patent No. 5,571,940 Method for Making Conjugate Moieties Capable of Chelating Paramagnetic Metals and Designed for Coupling With a Factor Responsive to Specific Cellular Marker Sites

U.S. Patent No. 5,464,696 Particles for NMR Imaging

Int'l Publication No. WO 96/25955 Liposome Suspensions as Blood Pool Imaging Contrast Agents

U.S. Patent No. 6,099,824 Benzyloxy Derivatives of DTPA for MRI

U.S. Patent No. 5,807,971 Selectively Functionalizable Desdendrimers

U.S. Patent No. 5,622,688 Macrocyclic Chelants, Their Chelates and Uses Thereof in the Diagnostic Field

U.S. Patent No. 5,780,644 Branched Polyoxaalkyl Macromolecules

U.S. Patent No. 5,733,528 Paramagnetic Chelates for Nuclear Magnetic Resonance Diagnosis

U.S. Patent No. 5,660,814 Iodinated Paramagnetic Chelates, and Their Use as Contrast Agents

U.S. Patent No. 5,182,370 Paramagnetic Chelates

U.S. Patent No. 5,132,409 Macrocyclic Chelating Agents and Chelates Thereof

Int'l Publication No. WO 99/35134 1,4,7,10-Tetraazacyclododecane-1,4-Diacetic
Acid

Representative Patents and Applications Owned By Resolution Pharmaceuticals Inc.

         A list of representative patents and applications currently owned by Resolution Pharmaceuticals Inc. is set forth below. Bracco and Resolution Pharmaceuticals Inc. have signed a term sheet for a transaction in which these patents and applications would be assigned to Bracco. If a contract between Bracco and Resolution Pharmaceuticals Inc. is agreed upon and executed, these patents and applications will be assigned to Bracco and become part of the Bracco chelate patent portfolio.

U.S. Patent No. 5,789,555 Immobilized Labeling Method

U.S. Patent No. 5,976,495 Peptide Derived Radionuclide Chelators

U.S. Patent No. 5,866,544 Peptide-Chelator Conjugates

U.S. Patent No. 5,659,041 Hydrazino-Type Radionuclide Chelators Having anN2S Configuration


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


                                  Attachment B

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* Confidential Treatment has been requested for the marked portions.
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




                                  Attachment C

                                     *****


----------------------
* Confidential Treatment has been requested for the marked portions.

                                       35